Exhibit 10.3
Effective November 1, 2007
CHELLOMEDIA SERVICES LTD.
and
SHANE O’NEILL

EXECUTIVE SERVICE AGREEMENT

THIS AGREEMENT is entered into on November 1, 2007, to have effect from November 1, 2007
BETWEEN:
(1)	Chellomedia Services Ltd, a limited liability company duly organised and existing under the laws of England and Wales, whose registered office is at Michelin House, 81 Fulham Road, London, SW3 6RD, United Kingdom (the “Company"); and

(2)	Shane O‘Neill of 25, Friars Stile Road, Richmond, Surrey, TW10 6NH (the “Executive").
THE PARTIES AGREE AS FOLLOWS:
1	DEFINITIONS

In this agreement unless the context otherwise requires:-

1.1	“Board” means the Board of Directors for the time being of Liberty Global, Inc. (“LGI”) and includes any committee of the Board of Directors duly appointed by it.

1.2	“Group Company” means any holding company from time to time of the Company or any subsidiary from time to time of the Company or of any such holding company (other than the Company) (for which purpose “subsidiary” and “holding company” shall have the meanings given to them in Section 736 of the Companies Act 1985). For the purposes of this agreement, Chellomedia (“Chellomedia”), a division of Liberty Global, Inc., and United Pan-Europe Communications N.V. (“UPC”) are deemed to be within the scope of this definition.

1.3	“Group” means the Company and the Group Companies.

1.4	“Supervisor” means the Chief Executive Officer of LGI.

2	APPOINTMENT AND NOTICE PERIOD

2.1	The Company shall engage the Executive and the Executive shall serve the Company as hereinafter provided (the “Appointment"). The Appointment commenced effective November 1, 2007 and shall, subject to clause 12 and the following provisions of this clause 2.1, continue unless and until terminated by either party giving to the other not less than 6 months’ previous notice in writing. In addition to its rights under clause 12, the Company may in its absolute discretion choose to terminate the Appointment at any time on less than 6 months’ notice to the Executive and make the payment in lieu of notice contemplated by clause 2.2.2. In circumstances where the Company has exercised its discretion to terminate the Appointment under the immediately preceding sentence and made such a payment, any equity awards (including, without limitation, options, stock appreciation rights and restricted shares or units) then held by the Executive will continue to vest after the termination of the Appointment over the shorter of a period of 6 months and any unexpired period of notice as at the date the Appointment terminates.

2.2	Subject to clause 2.3 and 2.4, if the Company terminates the Appointment other than in circumstances where clause 12 applies, the Executive shall be entitled to:
2.2.1	a lump sum payment equivalent to the Executive’s salary and benefits over 6 months;

2.2.2	if less than 6 months’ notice of termination has been given by the Company, an additional cash payment equivalent to the Executive’s salary and benefits for the period equal to 6 months less the amount of notice given; and

2.2.3	if Liberty Global Services II LLC (“LGS II”) terminates the Executive’s employment contemplated by clause 3.6 below without cause and this agreement terminates as provided in clause 13 below (provided that clause 12 below does not otherwise apply), a lump sum payment equivalent to the Executive’s salary over 6 months that would have been payable under his employment agreement with LGS II as in effect immediately prior to its termination, and if less than 6 months’ notice of termination was given by LGS II, an additional cash payment equivalent to the Executive’s salary under such employment agreement for the period equal to 6 months less the amount of notice given.
For purposes of the foregoing provisions of sub-clauses 2.2.1 and 2.2.2, the term “benefits” refers solely to those benefits identified in clauses 7 and 8 of this agreement, and shall not include any equity awards held by the Executive with respect to equity in any Group Company or any bonuses or performance awards under any annual or longer term bonus or incentive plan. The Executive’s rights with respect to any such equity awards, bonuses or performance awards shall be governed solely by the terms of the applicable plan under which they were awarded and any applicable award agreement.
2.3	In the event the Executive is still employed by LGS II at the time the Appointment is terminated by the Company and the Executive and a non-U.S. affiliate of LGS II are negotiating (or expected to negotiate) on a new agreement for the Executive’s employment outside of the U.S., the parties hereto agree that during such negotiations any entitlements that are due under clause 2.2 will be deferred until the negotiations are mutually concluded. In addition, the parties hereto agree that if, as a result of such negotiations, a new employment agreement is entered into by the Executive with an affiliate of LGS II in any category of employment, then any entitlements that should have been due under clause 2.2 will be irrevocably waived in full.
2.4	Any payments under clause 2.2 and, if applicable, the continued vesting of equity awards under the last sentence of clause 2.1, shall be made in full and final settlement of all and any claims arising out of or in connection with the Executive’s employment or its termination and are conditional upon the Executive (and his legal adviser as necessary) signing a compromise agreement giving effect to this and irrevocably waiving all claims against the Company, LGS II (if the Executive’s employment agreement with LGS II is terminated as described in sub-clause 2.2.3) and Group Companies, such agreement to be in a form prepared by the Company and agreed with the Executive (such agreement not to be unreasonably withheld or delayed). If notwithstanding such agreement the Executive or anyone acting on his behalf brings a claim arising out of or in connection with his employment or its termination the Executive shall repay upon demand to the Company any payments made under clause 2.2. Such repayment shall be recoverable by the Company as a debt.
     2.5 The Executive’s period of continuous employment with the Company began on 8 November 1999.
3	DUTIES
3.1	The Executive shall serve as President of Chellomedia, carrying out such duties as his Supervisor may direct from time to time. The Executive also shall serve as director and officer (or in similar capacities, depending on the nature of the entity) of such other entities as his Supervisor directs from time to time in connection with the Appointment. The Executive shall carry out such duties and exercise such powers in relation to the foregoing as may from time to time be assigned to or vested in the Executive. During the Appointment the Executive shall well and faithfully serve Chellomedia, the Company and such other entities as this Agreement requires.

3.2	The Executive’s working hours are such hours as may be necessary for the proper performance of the Executive’s duties. In the event of any dispute on this the Executive’s working hours shall be such hours as his Supervisor considers necessary for the proper performance of the Executive’s duties.

3.3	The Executive’s normal place of work shall be London.

3.4	The Executive may be required in pursuance of his duties hereunder:-
(a)	to perform services for Chellomedia, the Company and other entities as is specified in clause 3.1;

(b)	to travel to such places whether in or outside the United Kingdom by such means and on such occasions as the Company, Chellomedia and such other entities may require; and

(c)	to make reports to his Supervisor and the governing bodies of other entities to which the Executive is assigned pursuant to clause 3.1 as it or they may reasonably require.
3.5	Notwithstanding the foregoing or any other provision of this agreement, if a termination notice has been given by either the Company or the Executive under clause 2.1 the Company shall not be under any obligation to vest in or assign to the Executive any powers or duties and may at any time until the date the Appointment terminates require the Executive to perform:-
(a)	all his normal duties;

(b)	a part only of his normal duties and no other duties;

(c)	such duties as it may reasonably require and no others; or

(d)	no duties whatever;
and may from time to time suspend or exclude the Executive from the performance of his duties and/or from all or any premises of the Company and the Group Companies without the need to give any reason for so doing but his salary will not cease to be payable (in whole or in part) nor will he cease to be entitled to any other benefits hereunder by reason only of such suspension or exclusion unless or until his Appointment terminates.
3.6	The Company acknowledges that the Executive also will be employed as an executive of LGS II, a wholly-owned subsidiary of LGI, during the Appointment. Provided the Executive performs his duties under this Agreement during an aggregate of 95 or more working days (not including holidays) or such other number of working days as is determined by the Board in any period of 12 months, the Executive will be released from such duties for the purpose of carrying out his duties in the course of his separate employment with LGS II. In the event of any inconsistency between the requirements of the Appointment and the requirements of the Executive’s employment with LGS II, then those of his employment with LGS II shall take precedence.
3.7	The Executive will maintain and provide to the Company each month accurate and complete written records of (a) the number of days spent performing duties for the Company and (b) the number of days and partial days the Executive is physically present in the UK and performing duties for the Company.

4	HOLIDAY ENTITLEMENT

During the Appointment the Executive shall be entitled to 25 working days’ holiday (in addition to public holidays in England and Wales) in each full calendar year January to December (prorated for any partial calendar year) at full salary to be taken at such time or times as may be approved by his Supervisor. Holidays can only be carried over to the subsequent year with the prior approval of his Supervisor (and such carry-over shall not exceed 5 days). Upon the termination of the Appointment the Executive shall be entitled to receive payment in lieu of accrued holidays not taken at that date (provided that such termination is not pursuant to clause 12) or the Company shall be entitled to make a deduction from the Executive’s salary in respect of holidays taken in excess of the accrued entitlement.

5	REMUNERATION

5.1	During the Appointment, as remuneration for his services hereunder, the Executive shall be paid a fixed salary at the rate of £163,000 gross per annum payable in equal monthly instalments in arrears on or before the last working day of each calendar month.

5.2	The salary shall be reviewed along with the Executive’s performance in each calendar year. There shall be no obligation on the Company to increase the salary.

5.3	The Executive’s salary and/or any other sums due to him under this agreement shall be subject to such deductions as may be required by law to be made (including, without limitation, tax and national insurance deductions). The Executive authorises the Company to deduct from his salary and/or any other sums due to him under this agreement any sums due from him to the Company or any Group Company, and irrevocably releases the Company from any liability for doing so.

5.4	The Executive acknowledges that the Company will have no responsibility for paying any of his taxes. The Executive agrees to pay directly, as and when due, all taxes payable by him in connection with compensation paid or provided to him by the Company, including compensation in the form of equity-based awards and taxes payable on the exercise or vesting thereof. The Executive acknowledges that the Company may be subject to legal obligations to withhold taxes on his compensation, including compensation in the form of equity-based awards and the exercise and vesting thereof, and irrevocably releases and agrees to hold harmless the Company from and against any liability arising directly or indirectly from their compliance with requirements to withhold such amounts, including, without limitation, its procedures for calculating such withholding.

6	EXPENSES/COMPANY EQUIPMENT

6.1	The Executive shall be entitled to recover all reasonable travelling, hotel and other expenses incurred in connection with the performance of the duties hereunder, which expenses shall be evidenced in such manner as the Company may specify from time to time and are subject to compliance with the Company’s business expense policy. The Executive agrees to repay to the Company any personal expenses he owes the Company.

6.2	The Executive may be provided equipment to utilise during his employment with the Company and agrees to return such equipment to the Company as and when demanded. The Executive agrees to repay to the Company any charges for damage done to any equipment (excluding normal wear and tear). In the event any equipment is not returned to the Company promptly by the Executive it will be given a fair market value by the Board, which the Executive agrees to repay to the Company on demand. These repayment obligations are without prejudice to any other legal remedies that the Company may have.

6.3	The Company reserves the right to make deductions from the Executive’s salary and/or any other sums due to him under this agreement in respect of any sums due to be paid to the Company by him under clauses 6.1 and 6.2.
7	PENSIONS
7.1	Subject to clause 7.2 the Executive will be eligible to participate in the Chellomedia Services Ltd Group Personal Pension Plan, as it exists from time to time.
7.2	Contributions to that Plan by the Company will be in compliance with the Company’s policy on pension contributions as amended from time to time.
8	BENEFITS/COMPANY CAR
8.1	The Executive and his spouse and dependent children are entitled to become members of the Company’s Private Medical Insurance scheme and Dental Insurance Scheme subject to the rules of the schemes as amended from time to time. For the Medical Insurance Scheme, all monthly premiums will be borne by the Company. With regards to the Dental Insurance Scheme, only the monthly premiums for the Executive will be borne by the Company. The Executive may obtain full details of the schemes from the Company’s Human Resources department.
8.2	The Executive may participate in the Company’s Permanent Health Insurance scheme subject to the rules of the scheme as amended from time to time. The Executive may obtain full details of the scheme from the Company’s Human Resources department.
8.3	The Company will provide the Executive with group life assurance cover, subject to the rules of the scheme as amended from time to time. The Executive may obtain full details of the scheme from the Company’s Human Resources department.
8.4	Subject to any terms and conditions of the Company’s car policy as may be amended from time to time, to assist the Executive in the performance of his duties the Company shall during the Appointment provide the Executive with a car allowance appropriate to his service level payable monthly in arrears (subject to such deductions as may be required by law to be made, including without limitation tax and national insurance deductions).
8.5	It is a condition of the Executive’s employment that the Executive consents to a medical examination by a doctor nominated by the Company at any time during his Appointment should the Company so require.
9	CONFIDENTIAL INFORMATION/TRADE SECRETS/NON-COMPETITION
During the Appointment, the Executive will acquire knowledge of confidential and propriety information regarding, among other things, the Company’s , the Group Companies’ present and future operations, customers and suppliers, pricing and bidding strategies, and the methods used by the Group and its executives. Therefore, the Executive hereby agrees to the following:
9.1	During the Appointment and after the termination of the Appointment the Executive shall hold in a fiduciary capacity for the benefit of the Company and the Group Companies, and shall not directly or indirectly use or disclose, any Trade Secret (as defined below) that the Executive may acquire during the Appointment or during the Executive’s previous service with the Company or any Group Company for so long as such information remains a Trade Secret. The term “Trade Secret” as used in this agreement shall mean confidential business or proprietary information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers which:
(a)	derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and

(b)	is the subject of reasonable efforts by the Company or any Group Company to maintain its confidentiality.
9.2	In addition to clause 9.1 above and not in limitation thereof, the Executive agrees that, during the Appointment and for a period of two years after termination, the Executive will hold in a fiduciary capacity for the benefit of the Company and the Group Companies, and shall not directly or indirectly use or disclose, any Confidential or Proprietary information (as defined below) that the Executive may have acquired (whether or not developed or compiled by the Executive and whether or not the Executive was authorised to have access to such information) during the term of, in the course of or as a result of the Appointment or the Executive’s previous service with the Company or any Group Company. The term “Confidential or Proprietary Information” as used in this agreement means any secret, confidential, or proprietary information of the Group not otherwise included in the definition of “Trade Secret” above and does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the person to which such information pertains.
9.3	In this clause 9:
(a)	“Restricted Business” means those of the businesses of the Company and any Group Company at the time of the termination of the Appointment with which the Executive was involved to a material extent during the period of 12 months ending on the date of the termination of the Appointment.

(b)	“Restricted Customer” means any firm, company or other person who, during the period of 12 months ending on the date of the termination of the Appointment, was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive had contact or about whom the Executive became aware or informed in the course of the Appointment or the Executive’s previous service with the Company or any Group Company.

(c)	“Restricted Executive” means any person who, at the date of the termination of the Appointment, either:-
(1)	was employed by the Company or any Group Company in an executive capacity and was a person with whom the Executive had material contact; or

(2)	was employed by the Company or any Group Company and reported to the Executive directly or indirectly at any time during the 12 months prior to the termination of the Appointment.
9.4	The Executive will not, for a period of 12 months after the termination of the Appointment, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business.

9.5	The Executive will not, for a period of 12 months after the termination of the Appointment, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with or which aims to compete with any Restricted Business.
9.6	The Executive will not, for a period of 12 months after the termination of the Appointment, in the course of any business concern which is in competition with or which aims to compete with any Restricted Business solicit or endeavour to entice away from the Company or any Group Company any Restricted Executive or employ or otherwise engage the services, whether as executive, consultant, or otherwise, of any Restricted Executive.
9.7	The obligations imposed on the Executive by this clause 9 extend to the Executive acting not only on the Executive’s own account but also on behalf of any other firm, company or other person and shall apply whether the Executive acts directly or indirectly, in whatsoever capacity.
9.8	The covenants contained in this clause 9 shall inure to the benefit of the Company and the Group Companies and their respective successors and to entities to which the Executive is assigned pursuant to clause 3.1.
10	INVENTIONS AND CREATIVE WORKS
10.1	The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties which he owes to the Company and the Group Companies he has a special obligation to further the interests of the Company and the Group Companies. In particular the duties of the Executive may include reviewing the products and services of the Company and Group Companies with a view to improving them by new and/or original ideas and inventions and implementing such improvements.
10.2	The Executive shall promptly disclose to the Company any idea, invention or work which is relevant to or capable of use in the business of the Company or any of the Group Companies made by the Executive during the Appointment or the Executive’s previous service with the Company or any Group Company, whether or not in the course of his duties. The Executive acknowledges that the intellectual property rights subsisting or which may in the future subsist in any such ideas, inventions or works created by him in the course of his employment will, on creation, vest in and be the exclusive property of the Company and where the same does not automatically vest as aforesaid, the Executive shall assign the same to the Company (upon the request of the Company) without further consideration. The Executive hereby irrevocably waives any rights which he may have in any such ideas, inventions or works which are or have been conferred upon him by chapter IV of part I of the Copyright, Designs and Patents Act 1988 headed “Moral Rights” and by laws having similar effect in other jurisdictions.
10.3	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf, which appointment is coupled with an interest, to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 10, and acknowledges in favour of any third party that a certificate in writing signed by any Director or officer of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.
11	CODE OF BUSINESS CONDUCT

The Executive shall be subject to and shall comply with the Company’s Polices, including its Code of Business Conduct, as in effect from time to time.

12	TERMINATION BY EVENTS OF DEFAULT
12.1	The Appointment shall be subject to summary termination at any time by the Company by notice in writing if the Executive shall:-
(a)	have committed any serious breach or (after warning in writing) any repeated or continued material breach of his obligations hereunder; or

(b)	have committed an act of gross misconduct in connection with the performance of his duties, as determined by the Board, or have demonstrated habitual negligence in the performance of his duties, as determined by the Board; or

(c)	shall have been guilty of any act of dishonesty or serious misconduct or any conduct which in the reasonable opinion of the Board tends to bring the Executive, the Company or any of the Group Companies into disrepute including but not limited to any serious breach of the Company’s Code of Business Conduct; or

(d)	be convicted of any criminal offence (excluding an offence under the road traffic legislation in the United Kingdom or elsewhere for which the Executive is not sentenced to any term of imprisonment, whether suspended or not ); or

(e)	be incapacitated during the Appointment by ill-health or accident from performing his duties hereunder [and under his employment agreement with LGS II] for an aggregate of 130 working days or more in any period of 12 months provided that this clause 12.1(e) shall not apply if the Executive then qualifies for permanent health insurance benefits and terminating his Appointment would deprive the Executive of permanent health insurance benefits under clause 8.2.
12.2	Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof provided such delay does not extend beyond 12 months after grounds for termination are known to the Company.
13	TERMINATION TO COINCIDE WITH TERMINATION BY LGS II

If LGS II gives notice to the Executive terminating his employment with LGS II, then unless such notice expressly states otherwise, the Company shall be deemed for all purposes of this agreement to have given notice of termination of the Appointment pursuant to this Agreement.
14	INCAPACITY
14.1	If the Executive shall be incapacitated during the Appointment by ill-health or accident from performing his duties hereunder and under his employment agreement with LGS II for an aggregate of 130 working days or more in any period of 12 months the Company may by written notice to the Executive forthwith (or as from a future date specified in the notice) discontinue payment in whole or part of the salary and benefits under this Agreement until such incapacity shall cease or (whether or not his salary and benefits shall have been discontinued as aforesaid) terminate pursuant to clause 12.1(e) the Appointment provided that the Company shall, except where the Appointment has been terminated, take commercially reasonable steps to ensure that the Executive receives benefits pursuant to clauses 8.1, 8.2 and 8.3. Unless and until the Appointment is terminated, the said salary and benefits shall continue to be payable to the Executive notwithstanding such incapacity, but the Company shall be entitled to set off or deduct therefrom the amount of any sickness or other benefit to which the Executive is entitled under Social Security legislation for the time being in force. If requested by the Company, a doctor’s certificate must be obtained for any period of incapacity due to sickness or injury of more than 7 days (including weekends).
14.2	It is a condition of the Executive’s employment that the Executive consents to an examination by a doctor nominated by the Company at any time during the incapacity should the Company so require.
14.3	If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then Executive shall:
(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith; and

(b)	if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:
(i)	the amount of damages recovered by the Executive under any compromise settlement or judgment; and

(ii)	the sums advanced to the Executive by the Company in respect of the period of incapacity.
15	OBLIGATIONS UPON TERMINATION

Upon the termination of the Appointment howsoever arising the Executive shall:-
15.1	at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from:-
(a)	all offices held in the Company or any of the Group Companies; and

(b)	membership in any organisation and any office in any other company acquired by reason of or in connection with the Appointment;
and should he fail to do so the Company is hereby irrevocably appointed to be the Executive’s attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause, which appointment is coupled with an interest; and
15.2	deliver to the Company all documents and other materials (including, but not limited to, correspondence, lists of clients or customers, notes, memoranda, plans, drawings and other documents of whatsoever nature and all copies thereof) in all forms and media made or compiled or acquired by the Executive during or prior to the Appointment and concerning the business, finances or affairs of the Company or any of the Group Companies or their respective customers together with all other property of or relating to the business of the Company or any of the Group Companies which may be in the Executive’s possession or under the Executive’s power or control.
16	RECONSTRUCTION AND AMALGAMATION
If at any time the Executive’s employment is terminated in connection with any reconstruction or amalgamation of the Company or any of the Group Companies whether by winding up or otherwise and the Executive receives an offer on terms which (considered in their entirety) are not less favourable to any material extent than the terms of this agreement from a company involved in or resulting from such reconstruction or amalgamation the Executive shall have no claim whatsoever against the Company or any such company arising out of or connected with such termination.
17	NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or fax transmittal was confirmed or if sent by post would be delivered in the ordinary course of first class post.

18	PREVIOUS CONTRACTS

18.1	This agreement is in substitution for any contract of service between the Company or any of the Group Companies and the Executive that pre-dates this agreement and such contract shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment (including, for the avoidance of any doubt, the Executive Service Agreement between the Company and the Executive dated 10 January 2005 which shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment and not terminated in the circumstances referred to in clause 2.1, 2.3 or 2.4 of that agreement). Notwithstanding the preceding provisions of this clause 18.1, any provision of any such prior agreement which has yet to be fully performed shall survive such termination until full performance has occurred.

18.2	The Executive hereby warrants and represents to the Company that he will not, in entering into this agreement or carrying out his duties hereunder, be in breach of any terms of employment whether express or implied or any other obligation binding upon him.

19	PROPER LAW

This agreement shall be governed and construed in all respects in accordance with English law. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement.

20	CONSTRUCTION

20.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

20.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

21	STATUTORY INFORMATION, POLICIES AND SCHEDULES

21.1	This agreement constitutes a written statement as at the date hereof of the terms of employment of the Executive in compliance with the provisions of the Employment Rights Act 1996.

21.2	There are no collective agreements applicable to the Executive.

21.3	The grievance, disciplinary and dismissal procedures applicable to the Executive are set out on the Company’s intranet, and may be changed from time to time by the Company.

21.4	If the Executive is dissatisfied with any disciplinary or dismissal decision relating to him he should apply in writing to the Vice President, Human Resources in accordance with the procedure set out in the Company’s disciplinary and dismissal procedure. Any application for the purpose of seeking redress of any grievance relating to the Executive’s employment should be made in writing to his Supervisor, or, if the Executive’s grievance concerns his Supervisor, to the Vice President, Human Resources in accordance with the procedure set out in the Company’s grievance procedure. Further details are given in the relevant procedures which are not contractually binding on the Company and, except as expressly stated in the procedures, do not form part of the Executive’s terms and conditions of employment.
21.5	The Executive shall comply with all of the Company’s rules, regulations and policies in force from time to time, which may be revised from time to time at the discretion of the Company without notice to the Executive.
21.6	This agreement, together with all policies of the Company and the Group Companies as in effect from time to time, constitutes the entire agreement between the Executive and the Company as to the subject matter hereof.
22	DATA PROTECTION

The Executive consents to the Company, any Group Company or other entity to which the Executive is assigned pursuant to clause 3.1 holding and processing both electronically and in hard copy form any personal and sensitive data relating to the Executive for the purposes of Executive-related administration, processing the Executive’s file and management of its business, for compliance with applicable procedures, laws and regulations and for providing data to external suppliers who administer the Executive’s benefits solely for the purpose of providing the Executive with those benefits. It may also be necessary for the Company or another entity to which the Executive is assigned pursuant to clause 3.1 to forward such personal and sensitive information to other offices it may have or to another Group Company outside the European Economic Area where such a company has offices for storage and processing for administrative purposes and the Executive consents to the Company doing so as may be necessary from time to time.
IN WITNESS whereof this agreement has been executed on the date stated on the first page of this agreement.

Signed as a deed by the said	)
SHANE O’NEILL	)	/s/ Shane O’Neill
in the presence of:-)

Signed by	)
Duly authorised for and on behalf of	)
CHELLOMEDIA SERVICES LIMITED in the presence of:-	) )	/s/ Jeremy Evans /s/ Angela McMullen